Exhibit 99.1

Staffing 360 Solutions Reports Fiscal 2018 Third Quarter

and Nine-Month Financial Results

NEW YORK, November 13, 2018 - Staffing 360 Solutions, Inc. (NASDAQ: STAF), a company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, today announced its third quarter and nine-month financial results for the period ended September 29, 2018.

Q3 2018 Highlights

•	Revenue grew by 41.7% to $71.3 million, from $50.3 million in Q3 ’17
•	Gross profit grew by 30.5% to $12.5 million, from $9.6 million in Q3 ’17
•	Gross margin was 17.5% compared with 19% in Q3 ’17
•	Income from operations was $658,000 compared with loss from operations of ($13,000) in Q3 ’17
•	Net loss of $1.98 million compared with net loss of $7.65 million in Q3 ’17
•	EBITDA was $1.2 million compared with EBITDA loss of ($4.7) million in Q3 ’17
•	Adjusted EBITDA grew 20.9% to $2.5 million, as compared with Adjusted EBITDA of $2.1 million in Q3 ’17
•	EPS loss of ($0.43) compared with a loss of ($2.65) per share in Q3 ’17

Brendan Flood, Chairman and Chief Executive Officer said, “The Q3 2018 results continue to validate our growth strategy. Both the number of temporary contractors deployed and the billable hours increased significantly. We are making continuing progress in both growing the Company and improving profit margins. Our acquisitions are meaningful and our pipeline continues to be strong. I am confident in our projections to reach profitability in 2019.”

YTD Highlights

•	Revenue grew by $53.6 million, or 40.3%, to $186.8 million
•	Gross profit grew by $11.1 million, or 44.8%, to $36.0 million
•	Gross margin grew to 19.2% from 18.6%
•	Net loss was $5.1 million compared with $11.2 million in the nine-month period last year
•	EBITDA was $3.7 million compared with nine-month ’17 EBITDA loss of ($4.2) million
•	Adjusted EBITDA was $6.2 million as compared with $4.6 million the same period last year
•	EPS loss of ($1.23) compared with nine-month Q3 ’17 EPS loss of ($5.07)

Conference Call

The Company will host a conference call focusing on financial results, recent business developments and growth initiatives on Monday, November 19, 2018 at 9:00am Eastern Time.

The Participant Dial-In Number for the conference call is 1-631-891-4304. Participants should dial in to the call at least five minutes before 9:00am EST on November 19, 2018. The call can also be accessed "live" online at http://public.viavid.com/index.php?id=132238. A replay of the recorded call will be available for 90 days on the Company's website (http://www.staffing360solutions.com/res.html).

You can also listen to a replay of the call by dialing 1-844-512-2921 (international participants dial 1-412-317-6671) starting November 19, 2018, at 7:30pm EST through December 3, 2019 at 11:59 pm EST. Please use PIN Number 10005873.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $500 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space. For more information, please visit: www.staffing360solutions.com. Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contact:
Harvey Bibicoff, CEO
Bibicoff + MacInnis, Inc.
818.379.8500  harvey@bibimac.com

Staffing 360 Solutions, Inc. and Subsidiaries
Reconciliation of Net Loss to Adjusted EBITDA
(All Amounts in Thousands)

	Q3 2018	Q3 2017	Q3 2018 YTD	Q3 2017 YTD
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net Loss	$ (1,980)	$ (7,654)	$ (5,095)	$ (11,167)

Adjustments:
Interest Expense	$ 2,279	$ 761	$ 6,185	$ 1,843
Provision for (benefits from) income taxes	3	206	(78)	213
Depreciation and Amortization (1)	897	2,002	2,644	4,920
EBITDA	1,199	(4,685)	3,656	(4,191)

Acquisition, capital raising and other non-recurring expenses (2)	797	934	2,642	1,194
Other non-cash charges (3)	288	344	951	962
Loss on extinguishment of debt, net	-	4,764	-	6,132
Change in fair value of warrant liability	-	688	(879)	493
Gain from sale of business	-	-	(238)	-
Re-measurement loss on intercompany note	186	-	332	-
Other income	14	10	(227)	31
Adjusted EBITDA	$ 2,484	$ 2,055	$ 6,237	$ 4,621
Adjusted EBITDA Margin	3.5%	4.1%	3.3%	3.5%

TTM Adjusted EBITDA	$ 9,007	$ 5,814	$ 9,007	$ 5,814

Gross Profit TTM	$ 47,873	$ 32,768	$ 47,873	$ 32,768

TTM Adjusted EBITDA as percentage of gross profit TTM	18.8%	17.7%	18.8%	17.7%

Pro Forma TTM Adjusted EBITDA (4)	$ 12,330	N/A	$ 12,330	N/A

(1) Includes amortization included in other expenses.

(2) Acquisition, capital raising and other non-recurring expenses primarily relate to capital raising expenses, acquisition and integration expenses and legal expenses incurred in relation to matters outside the ordinary course of business.

(3) Other non-cash charges primarily relate to staff option and share compensation expense, expense for shares issued to directors for board services, and consideration paid for consulting services.
(4) Pro Forma TTM Adjusted EBITDA includes the Adjusted EBITDA of acquisitions for the period prior to the acquisition date.